NEWS RELEASE
JULY 23, 2004
FOR IMMEDIATE RELEASE
CONTACT:   ANDY L. NEMETH

                            PATRICK INDUSTRIES, INC.
                  REPORTS SECOND QUARTER AND SIX MONTHS RESULTS

     Elkhart, Indiana - - - - Paul E. Hassler, President and Chief Executive Officer, today announced increased net sales and profitability for the three and six month periods ending June 30, 2004. Second quarter 2004 net sales increased 10.8%, from $70,950,000 in 2003 to $78,621,000 in 2004. Year to date net sales increased 4.4%, from $138,235,000 in 2003 to $144,333,000 in 2004. The Company
reported increased net income for the second quarter from $25,000, or $.01 per share, in 2003 to $555,000, or $.12 per share, in 2004 and increased net income year to date from a loss of $875,000, or $.19 per share, in 2003 to income of $33,000, or $.01 per share, in 2004. Second quarter and year to date 2004 results include approximately $353,000, or $.05 per share, gain related to proceeds on life insurance policies. Mr. Hassler said, "Strong Recreational Vehicle industry shipments and product price increases have contributed to the increased sales levels, and our restructuring efforts in 2003 have contributed to increased profitability."

     Shipment levels in the Manufactured Housing industry, which represent 39% of the Company's sales, have continued their decline of almost 5% through May, 2004. Shipment levels in the Recreational Vehicle industry, which represent 32% of the Company's sales, have remained strong increasing more than 20% over the previous year, which was a near record year. The Company's sales to the Industrial markets have continued to increase and represent 29% of the consolidated sales at June 30, 2004.

     Mr. Hassler said, "We are proud of the positive strides that we have made in the first half of the year as we continue to establish our foundation for future growth. We have remained focused on our capital plans which will allow us to maximize efficiencies and increase our capabilities. We added an additional $5 million to our available line of credit to help support our operating and potential acquisition needs and we have filled several key management positions. We remain focused on the Industrial market penetration to help diversify the Company's customer base and have the capacity to support the strong Recreational Vehicle industry and an upturn in the Manufactured Housing industry when it occurs."

     Patrick Industries is a major manufacturer of component products and distributor of building products serving the Manufactured Housing, Recreational Vehicle, Furniture, Marine, and Industrial markets and operates coast to coast in thirteen states.

                                      # # #

                                         PATRICK INDUSTRIES, INC.
                                     UNAUDITED FINANCIAL HIGHLIGHTS


     INCOME STATEMENT
     ----------------
                                            THREE MONTHS ENDED               SIX MONTHS ENDED
                                                   JUNE 30                        JUNE 30
                                           2004            2003            2004             2003
                                           ----            ----            ----             ----

Net sales                             $  78,621,000   $  70,950,000   $ 144,333,000   $ 138,235,000
Cost of goods sold                       69,083,000      62,388,000     127,202,000     122,602,000
Warehouse and delivery expenses           3,513,000       3,196,000       6,674,000       6,390,000
Selling, general, and
  administrative expenses                 4,970,000       5,134,000      10,126,000      10,305,000
Interest expense, net                       138,000         190,000         276,000         384,000
                                      -------------   -------------   -------------   -------------
  Income (loss) before income taxes         917,000          42,000          55,000      (1,446,000)
Income taxes (credit)                       362,000          17,000          22,000        (571,000)
                                      -------------   -------------   -------------   -------------

    NET INCOME (LOSS)                 $     555,000   $      25,000   $      33,000   $    (875,000)
                                      =============   =============   =============   =============

EARNINGS (LOSS) PER COMMON SHARE      $         .12   $         .01   $         .01   $        (.19)
                                      =============   =============   =============   =============


Weighted average shares outstanding       4,697,159       4,590,327       4,668,950       4,587,311




     BALANCE SHEET
     -------------
                                                           JUNE 30
                                                     2004          2003
                                                     ----          ----

CURRENT ASSETS
  Cash and cash equivalents                      $    94,000   $ 4,658,000
  Trade receivables, net                          23,499,000    19,176,000
  Inventories                                     34,305,000    30,390,000
  Income taxes receivable                              - - -       285,000
  Prepaid expenses                                   848,000       763,000
  Deferred tax assets                              1,954,000     1,981,000
                                                 -----------   -----------
    Total current assets                          60,700,000    57,253,000
                                                 -----------   -----------

PROPERTY AND EQUIPMENT, NET                       33,710,000    31,014,000
                                                 -----------   -----------

INTANGIBLE AND OTHER ASSETS                        3,001,000     2,675,000
                                                 -----------   -----------


    TOTAL ASSETS                                 $97,411,000   $90,942,000
                                                 ===========   ===========


CURRENT LIABILITIES
  Current maturities of long-term debt           $ 3,671,000   $ 3,671,000
  Short-term borrowings                            2,000,000         - - -
  Accounts payable and accrued liabilities        21,523,000    15,223,000
                                                 -----------   -----------
    Total current liabilities                     27,194,000    18,894,000
                                                 -----------   -----------

LONG-TERM DEBT, LESS CURRENT MATURITIES            7,771,000    11,443,000
                                                 -----------   -----------

DEFERRED LIABILITIES                               2,503,000     2,305,000
                                                 -----------   -----------

SHAREHOLDERS' EQUITY                              59,943,000    58,300,000
                                                 -----------   -----------

    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $97,411,000   $90,942,000
                                                 ===========   ===========